Provident Financial Services, Inc. Announces Fourth Quarter and Full Year Earnings, Adoption of Stock Repurchase Program, Declaration of Quarterly Cash Dividend and Annual Meeting Date

ISELIN, NJ, January 29, 2021 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $40.6 million, or $0.53 per basic and diluted share for the quarter ended December 31, 2020, compared to net income of $26.0 million, or $0.40 per basic and diluted share for the quarter ended December 31, 2019. For the year ended December 31, 2020, the Company reported net income of $97.0 million, or $1.39 per basic and diluted share, compared to net income of $112.6 million, or $1.74 per basic and diluted share for 2019.
The Company’s earnings for the quarter and year ended December 31, 2020 were aided by the July 31, 2020 acquisition of SB One Bancorp ("SB One") which added $2.20 billion to total assets, $1.77 billion to loans, and $1.76 billion to deposits. Both periods were also affected by the January 1, 2020 adoption of a new accounting standard requiring the current recognition of allowances for losses expected to be incurred over the life of covered assets (“CECL”). The acquisition of SB One and changing economic forecasts attributable to the COVID-19 pandemic and projected economic recovery significantly impacted provisions for credit losses and off-balance sheet credit exposures and resulted in period-over-period fluctuations. For the quarter ended December 31, 2020, the Company recorded a negative provision for credit losses on loans of $2.3 million and a negative provision for credit losses on off-balance sheet credit exposures of $3.9 million, primarily based upon a recently improved economic outlook and resulting lower allowance requirements. For the year ended December 31, 2020, provisions for credit losses on loans were $29.7 million and provisions for credit losses on off-balance sheet credit exposures were $1.8 million, reflecting the acquisition of SB One and the economic challenges presented by the COVID-19 pandemic.
The results of operations for the quarter and year ended December 31, 2020 included pre-tax non-recurring charges related to the acquisition and integration of SB One totaling $3.2 million and $6.3 million, respectively, along with direct COVID-19 related costs such as supplemental pay for branch employees and personal protective equipment totaling $170,000 and $1.4 million for the quarter and year ended December 31, 2020, respectively.
Christopher Martin, Chairman and Chief Executive Officer commented, “We ended 2020 with a solid quarter that reflects the positive contributions from our merger with SB One. Despite the difficult operating conditions posed by the pandemic and a persistent low interest rate environment, we effectively managed credit issues, improved our net interest margin and expanded fee income in the fourth quarter.” Martin added, “While it will take time for our economy to recover from the damage caused by the pandemic, we believe that we are well positioned to take advantage of growth opportunities afforded by the rollout of the vaccine and the anticipated economic recovery during 2021. We have a talented team of officers and employees who, in spite of the pandemic, successfully completed the acquisition, systems conversion and integration of SB One, while safely conducting our business in a manner designed to protect the health and well-being of our customers and employees.”
Adoption of a New Stock Repurchase Program
The Company’s Board of Directors authorized the Company’s ninth stock repurchase program to commence upon completion of the existing authorization which had approximately 260,000 shares remaining available for repurchase at December 31, 2020. Under the new authorization, the Company may repurchase up to 5% of the number of shares of common stock currently outstanding, or approximately 3.9 million shares. Repurchases will be made from time to time through open market purchases, unsolicited negotiated transactions, or such other means deemed appropriate by management. Completion of the repurchase program will not be limited to a specific time period. The Company’s stock repurchase activity will take into account SEC safe harbor rules and guidance.

Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.23 per common share payable on February 26, 2021 to stockholders of record as of the close of business on February 12, 2021.
Annual Meeting Date Set
The Annual Meeting of Stockholders will be held on April 29, 2021 at 10:00 a.m. Eastern Time as a virtual meeting in light of continuing pandemic-related restrictions on in-person meetings. March 2, 2021 has been established as the record date for the determination of stockholders entitled to vote at the Annual Meeting.
Balance Sheet Summary
Total assets at December 31, 2020 were $12.92 billion, a $3.11 billion increase from December 31, 2019. The increase in total assets was primarily due to $2.20 billion of assets acquired from SB One, which includes $22.4 million of goodwill and $10.0 million of other intangible assets, as well as an increase of $473.2 million related to commercial loans made under the Paycheck Protection Program ("PPP").
The Company’s loan portfolio increased $2.49 billion to $9.82 billion at December 31, 2020, from $7.33 billion at December 31, 2019, which included $1.77 billion of loans acquired from SB One and $473.2 million of PPP loans. For the year ended December 31, 2020, loan originations, including advances on lines of credit, totaled $3.50 billion, compared with $2.83 billion for 2019. The loan portfolio had net increases of $932.7 million in commercial loans, $880.2 million in commercial mortgage loans, $258.8 million in multi-family mortgage loans, $216.5 million in residential mortgage loans and $112.1 million in construction loans. Commercial real estate, commercial and construction loans represented 81.8% of the total loan portfolio at December 31, 2020, compared to 80.0% at December 31, 2019.
At December 31, 2020, the Company’s unfunded loan commitments totaled $1.99 billion, including commitments of $851.6 million in commercial loans, $698.1 million in construction loans and $135.7 million in commercial mortgage loans. Unfunded loan commitments at September 30, 2020 and December 31, 2019 were $2.26 billion and $1.47 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.23 billion at December 31, 2020, compared to $1.37 billion and $905.9 million at September 30, 2020 and December 31, 2019, respectively.
Cash and cash equivalents were $532.4 million at December 31, 2020, a $345.6 million increase from December 31, 2019, largely due to increases in cash collateral pledged to counterparties to secure loan-level swaps, increased liquidity from deposit growth pending deployment into higher yielding assets, and an increase in short-term investments.
Total investments were $1.62 billion at December 31, 2020, a $128.2 million increase from December 31, 2019. This increase was mainly attributable to investment securities acquired from SB One, partially offset by repayments of mortgage-backed securities, and maturities and calls of certain municipal and agency bonds.
Intangible assets increased $29.2 million to $466.2 million at December 31, 2020. The increase in intangible assets was primarily related to the Company's acquisition of SB One, partially offset by scheduled amortization.
Banking premises and equipment increased $20.7 million at December 31, 2020, to $75.9 million, primarily due to assets acquired from SB One at a fair value of $16.6 million.
Total deposits increased $2.74 billion for the year ended December 31, 2020 to $9.84 billion. The increase in total deposits consisted of $1.76 billion of deposits acquired from SB One and additional net deposit growth of $977.4 million. Total core deposits, consisting of savings and demand deposit accounts, increased $2.38 billion to $8.74 billion at December 31, 2020, while total time deposits increased $360.1 million to $1.09 billion at December 31, 2020. The increase in core deposits for the year ended December 31, 2020 was comprised of a

$787.2 million increase in non-interest bearing demand deposits, a $716.2 million increase in interest bearing demand deposits, a $507.2 million increase in money market deposits and a $364.4 million increase in savings deposits. In addition to the deposit relationships acquired from SB One, core deposit growth benefited from the deposit of PPP loan proceeds and government stimulus payments. The increase in time deposits was largely the result of $577.3 million acquired from SB One, partially offset by the outflow of time deposits totaling $217.2 million. Core deposits represented 88.9% of total deposits at December 31, 2020, compared to 89.7% at December 31, 2019.
Borrowed funds increased $50.8 million for the year ended December 31, 2020, to $1.18 billion. The increase for the period was primarily due to $201.6 million of borrowings acquired from SB One, partially offset by the replacement of wholesale funding with deposits. Borrowed funds represented 9.1% of total assets at December 31, 2020, a decrease from 11.5% at December 31, 2019.
Stockholders’ equity increased $206.0 million during the year ended December 31, 2020 to $1.62 billion, primarily due to the issuance of 12,788,370 shares of common stock related to the acquisition of SB One, net income earned for the period and an increase in unrealized gains on available for sale debt securities, partially offset by dividends paid to stockholders, the charge to equity of $8.3 million, net of tax, related to the adoption of CECL effective January 1, 2020 to establish initial allowances against credit losses on loans and off-balance sheet credit exposures, and common stock repurchases. For the three months ended December 31, 2020, common stock repurchases totaled 876,461 shares at an average cost of $15.84. For the year ended December 31, 2020, common stock repurchases totaled 1.3 million shares at an average cost of $16.59, of which 49,461 shares, at an average cost of $19.69, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At December 31, 2020, 262,927 shares remained eligible for repurchase under the current authorization. Following completion of the current authorization, a new authorization will commence for the repurchase of up to 5% of the outstanding shares of the Company’s common stock, or approximately 3.9 million shares. Book value per share and tangible book value per share(1) at December 31, 2020 were $20.87 and $14.86, respectively, compared with $21.49 and $14.85, respectively, at December 31, 2019.
Results of Operations
Net Interest Income and Net Interest Margin
For the quarter ended December 31, 2020, net interest income increased $15.9 million to $88.7 million, from $72.9 million for the same period in 2019. Net interest income for the year ended December 31, 2020 increased $14.6 million, to $312.6 million, from $298.0 million for 2019. Both comparative periods were favorably impacted by the net assets acquired from SB One, partially offset by period-over-period compression in the net interest margin as the decrease in the yield on interest-earning assets outpaced the decline in the Company's cost of interest-bearing liabilities. The degree of net interest margin compression was tempered by growth in both average loans outstanding and lower-costing average interest-bearing and non-interest bearing core deposits, which mitigated the Company's need to utilize higher-cost sources to fund average interest-earning assets. In the year ended December 31, 2019, the Company recognized the accelerated accretion of $2.2 million in interest income upon the prepayment of loans which had been non-accruing.
The Company’s net interest margin for the quarter ended December 31, 2020 increased three basis points to 3.04%, compared with 3.01% for the trailing quarter ended September 30, 2020. The weighted average yield on interest-earning assets was 3.44% for the quarter ended December 31, 2020, unchanged from the trailing quarter. The weighted average cost of interest-bearing liabilities for the quarter ended December 31, 2020 decreased four basis points to 0.53%, compared to the trailing quarter. The average cost of interest-bearing deposits for the quarter ended December 31, 2020 decreased three basis points to 0.41%, compared to 0.44% for the trailing quarter. Average non-interest bearing demand deposits increased $170.6 million to $2.38 billion for the quarter ended December 31, 2020, compared with $2.21 billion for the quarter ended September 30, 2020. The average cost of all deposits, including non-interest bearing deposits, was 31 basis points for the quarter ended December 31, 2020, compared with 33 basis points for the trailing quarter. The average cost of borrowed funds for the quarter ended December 31, 2020 was 1.16%, compared to 1.19% for the quarter ended September 30, 2020.

The net interest margin decreased 17 basis points to 3.04% for the quarter ended December 31, 2020, compared to 3.21% for the quarter ended December 31, 2019. The weighted average yield on interest-earning assets decreased 55 basis points to 3.44% for the quarter ended December 31, 2020, compared to 3.99% for the quarter ended December 31, 2019, while the weighted average cost of interest-bearing liabilities decreased 51 basis points to 0.53% for the quarter ended December 31, 2020, compared to 1.04% for the fourth quarter of 2019. The average cost of interest-bearing deposits for the quarter ended December 31, 2020 was 0.41%, compared to 0.83% for the same period last year. Average non-interest bearing demand deposits totaled $2.38 billion for the quarter ended December 31, 2020, compared to $1.59 billion for the quarter ended December 31, 2019. The average cost of all deposits, including non-interest bearing deposits, was 31 basis points for the quarter ended December 31, 2020, compared with 65 basis points for the quarter ended December 31, 2019. The average cost of borrowed funds for the quarter ended December 31, 2020 was 1.16%, compared with 1.98% for the same period last year.
For the year ended December 31, 2020, the net interest margin decreased 26 basis points to 3.09%, compared with 3.35% for the year ended December 31, 2019. The weighted average yield on interest-earning assets decreased 59 basis points to 3.59% for the year ended December 31, 2020, compared to 4.18% for the year ended December 31, 2019, while the weighted average cost of interest-bearing liabilities decreased 41 basis points to 0.67% for the year ended December 31, 2020, compared to 1.08% for the same period in 2019. The average cost of interest-bearing deposits for the year ended December 31, 2020 was 0.53%, compared to 0.84% for the same period last year. Average non-interest bearing demand deposits totaled $1.98 billion for the year ended December 31, 2020, compared to $1.50 billion for the year ended December 31, 2019. The average cost of all deposits, including non-interest bearing deposits, was 40 basis points for the year ended December 31, 2020, compared with 66 basis points for the year ended December 31, 2019. The average cost of borrowings for the year ended December 31, 2020 was 1.36%, compared to 2.10% for the same period last year.
Non-Interest Income
Non-interest income totaled $20.4 million for the quarter ended December 31, 2020, an increase of $2.7 million, compared to the quarter ended December 31, 2019. Insurance agency income, a new fee revenue source for the Company resulting from the SB One acquisition, totaled $1.8 million for the quarter ended December 31, 2020. Other income increased $1.3 million to $3.1 million for the quarter ended December 31, 2020, compared to same period in 2019, primarily due to a $757,000 increase in net gains on the sale of loans, a $364,000 increase in net fees on loan-level interest rate swap transactions and a $196,000 increase in net gains on the sale of fixed assets. Wealth management income increased $561,000 to $6.7 million for the quarter ended December 31, 2020, which was largely a function of an increase in the market value of assets under management and an increase in the level of managed mutual funds. Partially offsetting these increases, fee income decreased $1.0 million to $6.7 million for the three months ended December 31, 2020 compared to the same period in 2019, largely due to an $882,000 decrease in commercial loan prepayment fees and a $516,000 decrease in deposit related fees, partially offset by a $359,000 increase in debit card related income. The decrease in fee income was largely due to the effects of COVID-19 on consumer and business activities.
For the year ended December 31, 2020, non-interest income totaled $72.4 million, an increase of $8.6 million, compared to the same period in 2019. Other income increased $6.2 million to $12.8 million for the year ended December 31, 2020, primarily due to a $4.3 million increase in net fees on loan-level interest rate swap transactions, a $931,000 increase in net gains on the sale of fixed assets, a $723,000 increase in net gains on the sale of foreclosed real estate and a $451,000 increase in net gains from the sale of loans. Insurance agency income totaled $3.5 million following the July 31, 2020 acquisition of SB One. Wealth management income increased $3.2 million to $25.7 million for the year ended December 31, 2020, compared to $22.5 million for the same period in 2019, primarily due to growth in assets under management from the April 2019 Tirschwell and Loewy, Inc. ("T&L") acquisition, combined with an increase in the market value of assets under management. Partially offsetting these increases, fee income decreased $4.5 million to $23.8 million, compared to the same period in 2019, largely due to a $2.6 million decrease in deposit related fee income, a $1.7 million decrease in prepayment fees on commercial loans and a $400,000 decrease in other loan-related fee income, all largely due to the effects of COVID-19 on consumer and business activities.

Non-Interest Expense
For the three months ended December 31, 2020, non-interest expense increased $4.8 million to $58.6 million, compared to $53.7 million for the quarter ended December 31, 2019. Non-interest expense for the three months ended December 31, 2020, included $3.2 million of non-recurring costs related to the acquisition and integration of SB One. Compensation and benefits expense increased $4.7 million to $34.8 million for the three months ended December 31, 2020, compared to $30.1 million for the three months ended December 31, 2019. This increase was principally due to an increase in salary expense associated with the addition of former SB One employees, an increase in the accrual for incentive compensation and an increase in severance expense, partially offset by a decrease in stock-based compensation. Data processing expense increased $1.9 million to $6.3 million for the three months ended December 31, 2020, compared to $4.4 million for the same period in 2019, primarily due to non-recurring core system conversion costs related to the SB One acquisition and an increase in software subscription expense. Net occupancy costs increased $1.5 million, to $7.8 million for the quarter ended December 31, 2020, compared to the quarter ended December 31, 2019, primarily due to an increase in rent expense related to the addition of former SB One facilities, partially offset by a decrease in depreciation expense. FDIC insurance expense increased $1.0 million to $1.2 million for three months ended December 31, 2020, compared to $150,000 for the same period in 2019, largely due to the receipt of the small bank assessment credit in the prior year which was fully utilized in the first half of 2020, the addition of SB One and increases in both the insurance assessment rate and total assets subject to assessment. Additionally, amortization of intangibles increased $473,000 for the three months ended December 31, 2020, compared with the same period in 2019, mainly due to an increase in the customer relationship intangible amortization attributable to the acquisition of SB One Insurance Agency, partially offset by scheduled reductions in amortization. Partially offsetting these increases in non-interest expense, credit loss expense for off-balance sheet credit exposures under the CECL standard was reduced $3.9 million in the quarter, due to a decrease in loss factors associated with the current improved economic forecast and a decrease in the pipeline of loans approved awaiting closing compared to the prior year quarter. Other operating expenses also decreased $1.4 million to $9.7 million for the three months ended December 31, 2020, compared to $11.2 million for the same period in 2019. The decrease in other operating expense was primarily due to a $2.8 million estimated fair value adjustment of the contingent consideration related to the T&L acquisition recorded in the prior year and a decrease in consulting expenses, partially offset by increases in debit card maintenance and loan collection expenses.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.82% for the quarter ended December 31, 2020, compared with 2.05% for the same period in 2019. The 2020 improvement reflects the benefits of greater scale driven by the significant increase in average assets acquired from SB One and PPP loans. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 54.12% for the quarter ended December 31, 2020, compared with 56.25% for the same period in 2019.
Non-interest expense for the year ended December 31, 2020 was $227.7 million, an increase of $26.1 million from 2019. Non-interest expense for the year ended December 31, 2020, included $6.3 million of non-recurring costs related to the acquisition and integration of SB One and $1.4 million of COVID-19 related expenses. Compensation and benefits expense increased $14.0 million to $130.9 million for the year ended December 31, 2020, compared to $116.8 million for the year ended December 31, 2019. This increase was primarily due to an increase in salary expense associated with the addition of former SB One and T&L employees, an increase in severance expense, an increase in the accrual for incentive compensation, and COVID-19 supplemental pay for branch employees, partially offset by the increased deferral of salary expense related to PPP loan originations and a decrease in stock-based compensation. For the year ended December 31, 2020, data processing costs increased $3.9 million to $20.8 million, compared with 2019, primarily due to non-recurring core system conversion costs related to the SB One acquisition and increases in software subscription service expense and online banking costs. Other operating expenses increased $2.4 million to $36.2 million for the year ended December 31, 2020, compared to $33.8 million for the year ended December 31, 2019. This increase was largely due to increases in consulting and legal expenses primarily related to the SB One acquisition, an increase in debit card maintenance expense and a market valuation adjustment on foreclosed real estate, partially offset by a $2.8 million prior year estimated fair value adjustment of the contingent consideration related to the T&L acquisition. FDIC insurance expense increased $1.8 million to $3.1 million for year ended December 31, 2020, compared to $1.3 million for the same period in 2019, largely due to the receipt of the small bank assessment credit in the prior year, the addition of SB One and increases in both the insurance assessment rate and total assets subject to assessment. For the year ended December 31, 2020, credit loss expense for off-balance sheet credit exposures totaled $1.8 million based upon the January 1, 2020 adoption of CECL and the subsequent changes in loss factors due to changes in the economic forecast, the pipeline of loans approved awaiting closing and the availability on committed lines of credit. Additionally, net occupancy costs increased $1.2 million to $27.1 million for the year ended December 31, 2020, compared to 2019, primarily due to an increase in rent expense, a portion of which was related to the addition of SB One facilities, and a full year of the T&L acquisition, while the amortization of intangibles increased $685,000 for the year ended December 31, 2020, compared with 2019, mainly due to an increase in the customer relationship intangible amortization attributable to the acquisition of SB One Insurance Agency, partially offset by scheduled reductions in amortization.
The Company’s adjusted non-interest expense as a percentage of average assets(1) was 1.92% for the year ended December 31, 2020, compared with 2.02% for 2019. The 2020 improvement reflects the benefits of greater scale driven by the significant increase in average assets acquired from SB One and PPP loans. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 56.68% for the year ended December 31, 2020, compared with 54.96% for 2019, as improvements in operating expenses were offset by the impact of net interest margin compression on revenue.
Asset Quality
The Company’s total non-performing loans at December 31, 2020 were $87.1 million, or 0.89% of total loans, compared with $49.0 million, or 0.50% of total loans at September 30, 2020, and $40.2 million, or 0.55% of total loans at December 31, 2019. The $38.1 million increase in non-performing loans at December 31, 2020, compared with the trailing quarter, was due to an $20.8 million increase in non-performing commercial loans, a $15.4 million increase in non-performing commercial mortgage loans, an $109,000 decrease in non-performing residential mortgage loans and a $742,000 increase in non-performing consumer loans. At December 31, 2020, impaired loans totaled $86.0 million with related specific reserves of $9.0 million, compared with impaired loans totaling $65.8 million with related specific reserves of $3.3 million at September 30, 2020. At December 31, 2019, impaired loans totaled $70.6 million with related specific reserves of $5.1 million. The increase in non-performing loans in the fourth quarter of 2020 reflects the effects of the protracted duration of the pandemic and related government response, and the attendant increased uncertainty of affected borrowers’ ability to repay all contractually due principal and interest.
Loans that have been or are expected to be granted short-term COVID-19 related deferrals have decreased from a peak level of $1.31 billion, or 16.8% of loans, to $207.4 million, or 2.1% of loans as of January 24, 2021. This $207.4 million of loans consists of $9.1 million in a first 90-day deferral period, $51.3 million in a second 90-day deferral period, $121.2 million that required additional assistance and $25.8 million that have completed their initial deferral periods, but are expected to require ongoing assistance. Included in the $207.4 million of loans, $49.2 million are secured by hotels, $35.9 million are secured by retail properties, $30.4 million are secured by multi-family properties, of which $21.1 million are student housing related, $29.7 million are secured by residential mortgages and $4.9 million are secured by restaurants, with the balance comprised of diverse commercial loans.
At December 31, 2020, the Company’s allowance for credit losses related to the loan portfolio was 1.03% of total loans, compared to 1.09% at September 30, 2020, and 0.76% of total loans prior to the adoption of CECL at December 31, 2019. The allowance for loan losses increased $45.9 million to $101.5 million at December 31, 2020, from $55.5 million at December 31, 2019. The increase in the allowance for credit losses was attributable to elevated provisions primarily due to the COVID-19 pandemic, the adoption of CECL, and the acquisition of the SB One loan portfolio.
For the quarter ended December 31, 2020, the Company recorded a negative $2.3 million provision for credit losses related to loans based upon a recently improved economic forecast and the resulting favorable impact on expected credit losses. For the year ended December 31, 2020, the Company recorded a $29.7 million provision for credit losses related to loans. This compares with provisions of $2.9 million and $13.1 million for the quarter and year ended December 31, 2019, respectively. For the quarter and year ended December 31, 2020, the Company had net charge-offs of $2.5 million and $5.3 million, respectively, compared with net charge-offs of $4.7 million and $13.1 million, respectively, for the same periods in 2019. Future credit loss provisions are subject to significant uncertainty given the undetermined nature of prospective changes in economic conditions, as the impact of the COVID-19 pandemic continues to unfold. The effectiveness of medical advances, including the current distribution of the COVID-19 vaccine, government stimulus programs, and the resulting impact on consumer behavior and employment conditions may have a material bearing on future credit conditions and loan loss reserve requirements.
At December 31, 2020, the Company held $4.5 million of foreclosed assets, compared with $2.7 million at December 31, 2019. During the year ended December 31, 2020, there were three additions to foreclosed assets with an aggregate carrying value of $2.6 million and 12 properties sold with an aggregate carrying value of $2.5 million and valuation charges of $693,000. Foreclosed assets acquired from SB One totaled $2.4 million. Total non-performing assets at December 31, 2020 increased $48.7 million to $91.6 million, or 0.71% of total assets, from $42.9 million, or 0.44% of total assets at December 31, 2019.
Income Tax Expense
For the quarter and year ended December 31, 2020, the Company’s income tax expense was $12.3 million and $30.6 million, respectively, compared with $8.0 million and $34.5 million, for the quarter and year ended December 31, 2019, respectively. The Company’s effective tax rates were 23.3% and 24.0% for the quarter and year ended December 31, 2020, respectively, compared with 23.6% and 23.4% for the quarter and year ended December 31, 2019, respectively. The increase in tax expense for the quarter ended December 31, 2020 and the decrease in tax expense for the year ended December 31, 2020 compared with the same periods in 2019 were largely the result of corresponding changes in taxable income, while the changes in the effective tax rates for the quarter and year ended December 31, 2020 compared with the same periods in 2019 were primarily due to the proportion of income derived from tax exempt sources to total pre-tax income.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania and Queens County, New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance brokerage services through its wholly owned subsidiary, SB One Insurance Agency, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, January 29, 2021 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter and year ended December 31, 2020. The call may be accessed by dialing 1-888-336-7149 (Domestic), 1-412-902-4175 (International) or 1-855-669-9657 (Canada). Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast.
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on the Company's business, financial condition or results of operations. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated, and the extent to which the economy can remain open. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to remain substantially open, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our wealth management revenues may decline with continuing market turmoil; we may face the risk of a goodwill write-down due to stock price decline; and our cyber security risks are increased as the result of an increase in the number of employees working remotely.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Tangible book value per share, annualized return on average tangible equity, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
December 31, 2020 (Unaudited) and December 31, 2019
(Dollars in Thousands)

Assets	December 31, 2020	December 31, 2019
Cash and due from banks	$404,355	$131,555
Short-term investments	127,998	55,193
Total cash and cash equivalents	532,353	186,748
Available for sale debt securities, at fair value	1,105,489	976,919
Held to maturity debt securities, net (fair value of $472,529 and $467,966 at December 31, 2020 and December 31, 2019 respectively)	450,965	453,629
Equity securities, at fair value	971	825
Federal Home Loan Bank Stock	59,489	57,298
Loans	9,822,890	7,332,885
Less allowance for loan losses	101,466	55,525
Net loans	9,721,424	7,277,360
Foreclosed assets, net	4,475	2,715
Banking premises and equipment, net	75,946	55,210
Accrued interest receivable	46,450	29,031
Intangible assets	466,212	437,019
Bank-owned life insurance	234,607	195,533
Other assets	221,360	136,291
Total assets	$12,919,741	$9,808,578

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$7,395,508	$5,384,868
Savings deposits	1,348,147	983,714
Certificates of deposit of $100,000 or more	717,216	438,551
Other time deposits	376,958	295,476
Total deposits	9,837,829	7,102,609
Mortgage escrow deposits	34,298	26,804
Borrowed funds	1,175,972	1,125,146
Subordinated Debentures	25,135	—
Other liabilities	226,710	140,179
Total liabilities	11,299,944	8,394,738

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,293 shares issued and 77,611,107 shares outstanding at December 31, 2020, and 83,209,293 shares issued and 65,787,900 shares outstanding at December 31, 2019, respectively	832	832
Additional paid-in capital	962,453	1,007,303
Retained earnings	718,090	695,273
Accumulated other comprehensive income	17,655	3,821
Treasury stock	(59,018)	(268,504)
Unallocated common stock held by the Employee Stock Ownership Plan	(20,215)	(24,885)
Common stock acquired by the Directors’ Deferred Fee Plan	(4,549)	(3,833)
Deferred compensation—Directors’ Deferred Fee Plan	4,549	3,833
Total stockholders’ equity	1,619,797	1,413,840
Total liabilities and stockholders’ equity	$12,919,741	$9,808,578

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three Months (Unaudited) and Year Ended December 31, 2020 (Unaudited) and 2019
(Dollars in Thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Interest income:
Real estate secured loans	$62,290	$56,310	$224,925	$223,361
Commercial loans	23,919	18,752	82,157	82,540
Consumer loans	4,898	4,363	16,922	18,579
Available for sale debt securities and Federal Home Loan Bank stock	5,777	7,258	25,446	31,842
Held to maturity debt securities	2,800	3,016	11,461	12,424
Deposits, federal funds sold and other short-term investments	466	686	2,398	2,724
Total interest income	100,150	90,385	363,309	371,470

Interest expense:
Deposits	7,588	11,554	33,589	45,494
Borrowed funds	3,518	5,948	16,638	28,003
Subordinated Debentures	306	—	512	—
Total interest expense	11,412	17,502	50,739	73,497
Net interest income	88,738	72,883	312,570	297,973
Provision for credit losses	(2,298)	2,900	29,719	13,100
Net interest income after provision for credit losses	91,036	69,983	282,851	284,873

Non-interest income:
Fees	6,668	7,704	23,847	28,321
Wealth management income	6,658	6,097	25,733	22,503
Bank-owned life insurance	2,201	2,044	6,491	6,297
Insurance agency income	1,801	—	3,513	—
Net gain on securities transactions	26	43	81	72
Other income	3,094	1,837	12,766	6,601
Total non-interest income	20,448	17,725	72,431	63,794

Non-interest expense:
Compensation and employee benefits	34,773	30,114	130,868	116,849
Net occupancy expense	7,780	6,266	27,142	25,895
Data processing expense	6,328	4,389	20,767	16,836
FDIC Insurance	1,163	150	3,116	1,316
Amortization of intangibles	1,052	579	3,425	2,740
Advertising and promotion expense	1,626	1,056	4,400	4,115
Credit loss (benefit) expense for off-balance sheet credit exposures	(3,900)	—	1,814	—
Other operating expenses	9,749	11,177	36,196	33,828
Total non-interest expense	58,571	53,731	227,728	201,579
Income before income tax expense	52,913	33,977	127,554	147,088
Income tax expense	12,346	8,026	30,603	34,455
Net income	$40,567	$25,951	$96,951	$112,633

Basic earnings per share	$0.53	$0.40	$1.39	$1.74
Average basic shares outstanding	76,860,297	64,258,766	69,548,499	64,604,224

Diluted earnings per share	$0.53	$0.40	$1.39	$1.74
Average diluted shares outstanding	76,928,834	64,383,211	69,625,958	64,734,591

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the		At or for the
	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
STATEMENTS OF INCOME:
Net interest income	$88,738	$72,883	$312,570	$297,973
Provision for credit losses	(2,298)	2,900	29,719	13,100
Non-interest income	20,448	17,725	72,431	63,794
Non-interest expense	58,571	53,731	227,728	201,579
Income before income tax expense	52,913	33,977	127,554	147,088
Net income	40,567	25,951	96,951	112,633
Diluted earnings per share	$0.53	$0.40	$1.39	$1.74
Interest rate spread	2.91%	2.95%	2.92%	3.10%
Net interest margin	3.04%	3.21%	3.09%	3.35%

PROFITABILITY:
Annualized return on average assets	1.25%	1.05%	0.86%	1.15%
Annualized return on average equity	10.01%	7.29%	6.49%	8.07%
Annualized return on average tangible equity (1)	14.10%	10.56%	9.28%	11.71%
Annualized adjusted non-interest expense to average assets (1)	1.82%	2.05%	1.92%	2.02%
Efficiency ratio (1)	54.12%	56.25%	56.68%	54.96%

ASSET QUALITY:
Non-accrual loans			$87,090	$40,194
90+ and still accruing			—	—
Non-performing loans			87,090	40,194
Foreclosed assets			4,475	2,715
Non-performing assets			91,565	42,909
Non-performing loans to total loans			0.89%	0.55%
Non-performing assets to total assets			0.71%	0.44%
Allowance for loan losses			$101,466	$55,525
Allowance for loan losses to total non-performing loans			116.51%	138.14%
Allowance for loan losses to total loans			1.03%	0.76%
Net charge-offs	2,548	4,720	5,277	13,137
Annualized net charge offs to average total loans	0.10%	0.26%	0.06%	0.18%

AVERAGE BALANCE SHEET DATA:
Assets	$12,902,381	$9,848,909	$11,337,140	$9,820,832
Loans, net	9,672,072	7,252,458	8,367,663	7,190,113
Interest-earning assets	11,514,601	8,922,967	10,120,555	8,894,563
Core deposits	8,650,117	6,287,902	7,492,058	6,144,208
Borrowings	1,210,959	1,189,096	1,227,894	1,336,631
Interest-bearing liabilities	8,641,827	6,680,988	7,614,132	6,779,541
Stockholders' equity	1,611,691	1,412,725	1,494,563	1,394,859
Average yield on interest-earning assets	3.44%	3.99%	3.59%	4.18%
Average cost of interest-bearing liabilities	0.53%	1.04%	0.67%	1.08%

LOAN DATA:
Mortgage loans:
Residential			$1,294,702	$1,078,227
Commercial			3,458,666	2,578,477
Multi-family			1,484,515	1,225,675
Construction			541,939	429,812
Total mortgage loans			6,779,822	5,312,191
Commercial loans			2,567,470	1,634,759
Consumer loans			492,566	391,360
Total gross loans			9,839,858	7,338,310
Premium on purchased loans			1,566	2,474
Unearned discounts			(12)	(26)
Net deferred			(18,522)	(7,873)
Total loans			$9,822,890	$7,332,885

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share
			At December 31,
			2020	2019
Total stockholders' equity			$1,619,797	$1,413,840
Less: total intangible assets			466,212	437,019
Total tangible stockholders' equity			$1,153,585	$976,821

Shares outstanding			77,611,107	65,787,900

Book value per share (total stockholders' equity/shares outstanding)			$20.87	$21.49
Tangible book value per share (total tangible stockholders' equity/shares outstanding)			$14.86	$14.85

(2) Annualized Return on Average Tangible Equity
	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Total average stockholders' equity	$1,611,691	$1,412,725	$1,494,563	$1,394,859
Less: total average intangible assets	466,775	437,304	449,711	433,189
Total average tangible stockholders' equity	$1,144,916	$975,421	$1,044,852	$961,670

Net income	$40,567	$25,951	$96,951	$112,633
Annualized return on average tangible equity (net income/total average stockholders' equity)	14.10%	10.56%	9.28%	11.71%

(3) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Reported non-interest expense	$58,571	$53,731	$227,728	$201,579
Adjustments to non-interest expense:
Credit loss (recovery) expense for off-balance sheet credit exposures	(3,900)	—	1,814	—
Merger-related transaction costs and COVID-19 expenses	3,380	2,768	7,697	2,768
Adjusted non-interest expense	$59,091	$50,963	$218,217	$198,811
Annualized adjusted non-interest expense	$235,079	$202,190	$218,217	$198,811

Average assets	$12,902,381	$9,848,909	$11,337,140	9,820,832

Annualized adjusted non-interest expense/average assets	1.82%	2.05%	1.92%	2.02%

(4) Efficiency Ratio
	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net interest income	$88,738	$72,883	$312,570	$297,973
Non-interest income	20,448	17,725	72,431	63,794
Total income	$109,186	$90,608	$385,001	$361,767

Adjusted non-interest expense	$59,091	$50,963	$218,217	$198,811

Efficiency ratio (adjusted non-interest expense/income)	54.12%	56.25%	56.68%	54.96%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Unaudited) (Dollars in Thousands)

	December 31, 2020			September 30, 2020
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$97,134	$61	0.25%	$80,120	$50	0.25%
Federal funds sold and other short-term investments	127,060	405	1.27%	134,319	421	1.25%
Available for sale debt securities, at fair value	1,107,525	4,916	1.78%	1,091,524	5,299	1.94%
Held to maturity debt securities, net (1)	449,002	2,800	2.49%	444,240	2,836	2.55%
Equity securities, at fair value	889	—	— %	845	—	— %
Federal Home Loan Bank stock	60,919	861	5.66%	66,420	1,023	6.16%
Net loans: (2)
Total mortgage loans	6,903,673	62,290	3.56%	6,392,105	58,897	3.64%
Total commercial loans	2,337,230	23,919	4.04%	2,150,787	20,622	3.78%
Total consumer loans	431,169	4,898	4.52%	389,035	4,305	4.40%
Total net loans	9,672,072	91,107	3.72%	8,931,927	83,824	3.71%
Total Interest Earning Assets	$11,514,601	$100,150	3.44%	$10,749,395	$93,453	3.44%

Non-Interest Earning Assets:
Cash and due from banks	341,787			301,500
Other assets	1,045,993			1,012,786
Total Assets	$12,902,381			$12,063,681

Interest-Bearing Liabilities:
Demand deposits	$4,941,955	$5,141	0.41%	$4,557,172	5,065	0.44%
Savings deposits	1,329,525	493	0.15%	1,223,004	439	0.14%
Time deposits	1,134,277	1,954	0.69%	957,512	1,896	0.79%
Total Deposits	7,405,757	7,588	0.41%	6,737,688	7,400	0.44%

Borrowed funds	1,210,959	3,518	1.16%	1,292,646	3,862	1.19%
Subordinated Debentures	25,111	306	4.85%	16,417	206	4.99%
Total Interest Bearing Liabilities	8,641,827	11,412	0.53%	8,046,751	11,468	0.57%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,378,637			2,207,990
Other non-interest bearing liabilities	270,226			275,169
Total Non-interest Bearing Liabilities	2,648,863			2,483,159
Total Liabilities	11,290,690			10,529,910
Stockholders' equity	1,611,691			1,533,771
Total Liabilities and Stockholders' Equity	$12,902,381			$12,063,681

Net interest income		$88,738			$81,985

Net interest rate spread			2.91%			2.87%
Net interest-earning assets	$2,872,774			$2,702,644

Net interest margin (3)			3.04%			3.01%
Ratio of interest-earning assets to
total interest-bearing liabilities	1.33x			1.34x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balances are net of the allowance for credit losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest rate spread and net interest margin for the previous five quarters.

	12/31/20	9/30/20	6/30/20	03/31/20	12/31/19
	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.
Interest-Earning Assets:
Securities	1.96%	2.12%	2.21%	2.57%	2.62%
Net loans	3.72%	3.71%	3.76%	4.23%	4.32%
Total interest-earning assets	3.44%	3.44%	3.47%	3.92%	3.99%

Interest-Bearing Liabilities:
Total deposits	0.41%	0.44%	0.54%	0.78%	0.83%
Total borrowings	1.16%	1.19%	1.31%	1.80%	1.98%
Total interest-bearing liabilities	0.53%	0.57%	0.68%	0.95%	1.04%

Interest rate spread	2.91%	2.87%	2.79%	2.97%	2.95%
Net interest margin	3.04%	3.01%	2.97%	3.20%	3.21%

Ratio of interest-earning assets to interest-bearing liabilities	1.33x	1.34x	1.35x	1.31x	1.34x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Unaudited) (Dollars in Thousands)

	December 31, 2020			December 31, 2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$74,802	$478	0.64%	$36,592	$854	2.32%
Federal funds sold and other short term investments	124,979	1,920	1.54%	61,032	1,870	3.07%
Available for sale debt securities, at fair value	1,043,799	21,736	2.08%	1,072,106	27,455	2.56%
Held to maturity debt securities (1)	446,666	11,461	2.57%	467,711	12,424	2.66%

Equity securities, at fair value	822	—	— %	724	—	— %
Federal Home Loan Bank stock	61,824	3,710	6.00%	66,285	4,387	6.62%
Net loans: (2)
Total mortgage loans	5,958,823	224,925	3.77%	5,131,354	223,361	4.35%
Total commercial loans	2,016,334	82,157	4.07%	1,646,442	82,540	5.01%
Total consumer loans	392,506	16,922	4.31%	412,317	18,579	4.51%
Total net loans	8,367,663	324,004	3.87%	7,190,113	324,480	4.51%
Total Interest Earning Assets	$10,120,555	$363,309	3.59%	$8,894,563	$371,470	4.18%

Non-Interest Earning Assets:
Cash and due from banks	257,523			96,405
Other assets	959,062			829,864
Total Assets	$11,337,140			$9,820,832

Interest-Bearing Liabilities:
Demand deposits	$4,364,257	$22,763	0.52%	$3,625,989	$29,542	0.81%
Savings deposits	1,143,381	1,689	0.15%	1,015,547	1,681	1.17%
Time deposits	868,161	9,137	1.05%	801,374	14,271	1.78%
Total Deposits	6,375,799	33,589	0.53%	5,442,910	45,494	0.84%
Borrowed funds	1,227,894	16,638	1.36%	1,336,631	28,003	2.10%
Subordinated Debentures	10,439	512	4.90%	—	—	0.00%
Total Interest Bearing Liabilities	$7,614,132	50,739	0.67%	$6,779,541	73,497	1.08%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,984,420			1,502,672
Other non-interest bearing liabilities	244,025			143,760
Total Non-interest Bearing Liabilities	2,228,445			1,646,432
Total Liabilities	9,842,577			8,425,973
Stockholders' equity	1,494,563			1,394,859
Total Liabilities and Stockholders' Equity	$11,337,140			$9,820,832

Net interest income		$312,570			$297,973

Net interest rate spread			2.92%			3.10%
Net interest-earning assets	$2,506,423			$2,115,022

Net interest margin (3)			3.09%			3.35%
Ratio of interest-earning assets to
total interest-bearing liabilities	1.33x			1.31x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.

(2) Average outstanding balance are net of the allowance for credit losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.

(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest rate spread and net interest margin for the previous three years.

	Years Ended
	December 31, 2020	December 31, 2019	December 31, 2018
Interest-Earning Assets:
Securities	2.24%	2.76%	2.74%
Net loans	3.87%	4.51%	4.36%
Total interest-earning assets	3.59%	4.18%	4.06%

Interest-Bearing Liabilities:
Total deposits	0.53%	0.84%	0.58%
Total borrowings	1.36%	2.10%	1.85%
Total interest-bearing liabilities	0.67%	1.08%	0.86%

Interest rate spread	2.92%	3.10%	3.20%
Net interest margin	3.09%	3.35%	3.39%

Ratio of interest-earning assets to interest-bearing liabilities	1.33x	1.31x	1.29x